P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Chuck Sulerzyski
January 25, 2022		President and CEO
(740) 374-6163
PEOPLES BANCORP INC. ELECTS NEW DIRECTOR

MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (Nasdaq: PEBO) today announced that Kevin R. Reeves has been elected to the Peoples Board of Directors. He also joined the Board of Directors of Peoples’ banking subsidiary, Peoples Bank. Mr. Reeves, 55, is Head of US Markets in Zero Carbon Energy for BP’s Gas & Low Carbon Energy Group in Columbus, Ohio. Kevin has worked for BP PLC, one of the world’s leading integrated oil and gas companies, from 2014 to present. In this role, which he assumed on January 17, 2022, he is responsible for developing and implementing BP’s renewables power marketing strategy for the U.S. Prior to assuming his current responsibilities, Mr. Reeves led BP’s energy marketing efforts in the Midwest and Northeast United States as Vice President, Natural Gas & Power Origination. Mr. Reeves has more than 25 years of energy industry experience, having previously worked for American Electric Power Service Corporation in Columbus, Ohio, from 2002 to 2014, Reliant Energy Wholesale Group in Houston, Texas, from 1999 to 2002, and Enron North America in Houston, Texas, from 1995 to1999.

Prior to embarking on his career in the private sector, Mr. Reeves served as a PATRIOT missile battery launcher platoon leader in Germany and Saudi Arabia during the First Gulf War. Mr. Reeves holds a Bachelor of Science degree from the United States Military Academy at West Point and a Master of Business Administration degree from the Wharton School of the University of Pennsylvania.

“We are thrilled to have Kevin join our Board,” said Susan Rector, Peoples’ Chairman of the Board. “His knowledge of the energy sector and deep experience in risk management will be of great value to the Board given the significance of the industry to Peoples’ footprint and the increasing importance of environmental, social and governance issues.”

Chuck Sulerzyski, President and Chief Executive Officer for Peoples, said that he too is pleased with Mr. Reeves’ election. “Kevin is an excellent addition to our Board. He has a great deal of familiarity with our markets as a result of his many years of experience building relationships with wholesale power and natural gas customers in the Midwest and Northeast for BP. He will bring valuable insights and perspective to the Board. I am delighted that he has joined us.”

In addition to his position with BP, Mr. Reeves has been involved with several community and charitable organizations. He currently serves on the boards of KIPP Columbus (a nonprofit charter school supporting underserved students in Columbus, Ohio), Rev1 Ventures (an investor start-up studio in Columbus, Ohio), and the Columbus Metropolitan Library. He is also a former board member and past board president of the Columbus Academy Board of Trustees (independent college-preparatory school).

Peoples is a diversified financial services holding company and makes available a complete line of banking, trust and investment, insurance and premium financing solutions through its subsidiaries. Headquartered in Marietta, Ohio since 1902, Peoples has established a heritage of financial stability, growth and community impact. Peoples had $7.1 billion in total assets as of December 31, 2021, and 135 locations, including 119 full-service bank branches in Ohio, Kentucky, West Virginia, Virginia, Washington D.C., and Maryland. Peoples' vision is to be the Best Community Bank in America and is one of only sixteen banks nationwide to be recognized by Forbes in 2021 as a Best-In-State Bank in more than one state.

Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Peoples offers services through Peoples Bank (which includes the divisions of Peoples Investment Services, Peoples Premium Finance and North Star Leasing) and Peoples Insurance Agency, LLC. Learn more about Peoples at www.peoplesbancorp.com

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